Exhibit 99.1

FOR IMMEDIATE RELEASE

July 7, 2015

Reunion Bank of Florida enters into Definitive Agreement to Join National Commerce Corporation

BIRMINGHAM, AL and TAVARES, FL (July 7, 2015) – National Commerce Corporation (Nasdaq: NCOM) (“NCC”), the parent company of National Bank of Commerce (“NBC”), headquartered in Birmingham, Alabama, and Reunion Bank of Florida (“Reunion”), headquartered in Tavares, Florida, today jointly announced the signing of a definitive agreement providing for the merger of Reunion with and into NBC. Subsequent to the merger, Reunion will become a part of NBC, but will continue to operate under the “Reunion Bank of Florida” name and its existing management team. The transaction is expected to result in a combined institution with approximately $1.5 billion in assets.

John H. Holcomb, III, Chairman and Chief Executive Officer of NCC, spoke about the announcement, saying, “We welcome the opportunity to work with such great bankers as we continue to build a significant presence in central and northeast Florida. We have known the executives at Reunion for many years, and we recognize the value that they bring to their customers, who appreciate the benefits of working closely with talented bankers who understand their markets and have the authority to make decisions. The merger with Reunion is an important component of our strategic plan to build a meaningful community banking franchise in areas that we know well.”

Michael L. Sleaford, President and Chief Executive Officer of Reunion, also commented on the announcement, saying, “Our affiliation with NCC will allow us to continue on our path to become the bank of choice for our communities by further strengthening our ability to serve the banking needs of our customers. Our entire team at Reunion shares with NCC and NBC a commitment to community banking and exceptional customer service. We are honored and excited to be a part of building an enduring community banking enterprise serving key markets in the Southeast.”

Under the terms of the definitive agreement, each share of common stock of Reunion issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive either 0.7273 shares of NCC common stock or cash in the amount of $16.00. However, the total amount of cash payable in the merger will be equal to, as nearly as practicable, but in no event will exceed, $7,365,680, which represents approximately 20% of the currently issued and outstanding shares of Reunion common stock. Accordingly, elections by Reunion shareholders to receive a particular form of consideration, either cash or shares of NCC common stock, will be prorated as necessary to cause the total amount of cash payable by NCC in the merger to equal, as nearly as practicable, this maximum cash payment. Further, each outstanding and unexercised option to purchase shares of common stock of Reunion will be converted into an option to purchase shares of NCC common stock, in accordance with the exchange ratio described above. Based on the 2,301,773 shares of common stock of Reunion currently issued and outstanding, NCC will issue approximately 1,339,264 shares of NCC common stock to Reunion shareholders in the merger, excluding any shares that may be issued in connection with future option exercises, and the currently outstanding options to purchase 286,343 shares of Reunion common stock will be converted into options to purchase approximately 208,257 shares of NCC common stock, at a weighted average exercise price of $14.11 per share.

The definitive agreement also provides that one current Reunion director will be selected by NCC and approved by Reunion to be added to the boards of directors of both NCC and NBC upon completion of the merger.

The boards of directors of NCC and NBC, and the board of directors of Reunion, have approved the transaction. The transaction is subject to customary closing conditions, including receipt of regulatory approvals and approval by Reunion’s shareholders.

Keefe, Bruyette & Woods, Inc. acted as financial adviser to NCC, and Maynard, Cooper & Gale, P.C. acted as its legal adviser. Monroe Financial Partners, Inc. acted as financial adviser to Reunion, and Smith Mackinnon, PA acted as its legal adviser.

Conference Call Details

NCC will host a conference call tomorrow, Wednesday, July 8, 2015, at 9:00 a.m. Central Time to discuss the merger. Investors may call in (toll free) by dialing (855) 871-0559 (conference ID 77619506). Alternatively, individuals may listen to the live webcast of the conference call by visiting www.nationalbankofcommerce.com/investor-relations.htm. The presentation materials to be used during the conference call/webcast will be posted to the same website in advance of the conference call/webcast.

A replay of the conference call will be available beginning two hours after the completion of the call until 10:59 p.m. Central Time on Friday, July 10, 2015 and can be accessed by dialing (855) 859-2056. A replay of the webcast will be available on the website for one year.

About National Commerce Corporation

NCC is a bank holding company headquartered in Birmingham, Alabama. Through its subsidiary bank, National Bank of Commerce, NCC provides a broad array of financial services to businesses, business owners and professionals through eight full-service banking offices in Alabama (in Birmingham, Huntsville, Auburn-Opelika and Baldwin County) and seven full-service banking offices in central Florida (in Vero Beach through National Bank of Commerce and in Longwood, Winter Park, Orlando, Oviedo and Kissimmee through United Legacy Bank, a division of National Bank of Commerce). The company also owns a majority stake in Corporate Billing, LLC, a transaction-based finance company headquartered in Decatur, Alabama that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers nationwide.

NCC files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.nationalbankofcommerce.com. More information about NCC and NBC may be obtained at www.nationalbankofcommerce.com.

About Reunion Bank of Florida

Reunion Bank of Florida, founded in October 2008, is dedicated to creating a unique and remarkable banking experience by providing sound financial advice with the highest quality customer service. Reunion supports the communities that it serves through investment and employee involvement. Reunion operates four full-service banking offices (in Tavares, Port Orange, St. Augustine and Ormond Beach, Florida) and two loan production offices (in Osceola and Orlando, Florida). For additional information about Reunion, visit www.reunionbank.com.

Contact Information

Richard Murray, IV President and Chief Executive Officer National Bank of Commerce (205) 313-8103 rmurray@nationalbankofcommerce.com	Michael L. Sleaford President and Chief Executive Officer Reunion Bank of Florida (386) 868-0068 msleaford@reunionbank.com

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, NCC will file with the SEC a registration statement on Form S-4 to register the shares of NCC common stock to be issued to the shareholders of Reunion. The registration statement will include a proxy statement-prospectus that will be sent to the shareholders of Reunion in connection with their approval of the merger. In addition, NCC may file other relevant documents concerning the proposed merger with the SEC. The material in this press release is not a substitute for the proxy statement-prospectus that NCC will file with the SEC.

INVESTORS IN REUNION ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT-PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NCC, NBC, REUNION AND THE PROPOSED TRANSACTION, INCLUDING DETAILED RISK FACTORS.

Investors may obtain free copies of these documents, when available, through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement-prospectus also may be obtained, when available, by directing a request to National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, AL 35209, Attention: Richard Murray, IV, or to Reunion Bank of Florida, 1892 East Burleigh Boulevard, Tavares, FL 32778, Attention: Michael L. Sleaford, or by accessing information available at www.nationalbankofcommerce.com or www.reunionbank.com. The information on either website is not, and shall not be deemed to be, a part of this release or incorporated into other filings that NCC makes with the SEC. A final proxy statement-prospectus will be mailed to the shareholders of Reunion.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation

NCC, Reunion and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the shareholders of Reunion in connection with the proposed transaction. Information about the directors and executive officers of NCC is set forth in NCC’s proxy statement for the 2015 Annual Meeting of Stockholders, which was filed with the SEC on May 15, 2015. Additional information regarding the interests of these participants and other persons who may be deemed participants in the solicitation of proxies may be obtained by reading the proxy statement-prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements for which NCC claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in NCC’s future filings with the SEC, in press releases and in oral and written statements made by NCC or with NCC’s approval that are not statements of historical fact and that constitute forward-looking statements within the meaning of the Act. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. With respect to the proposed merger, these risks and uncertainties include the possibility that regulatory and other approvals and conditions to the proposed merger are not received or satisfied on a timely basis or at all, or contain unanticipated terms and conditions; the possibility that modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions; the receipt and timing of approval of Reunion’s shareholders; delays in closing the merger; difficulties, delays and unanticipated costs in integrating the merging organizations’ businesses or realizing expected cost savings and other benefits; business disruptions as a result of the integration of the merging organizations, including possible loss of customers; diversion of management time to address transaction-related issues; and changes in asset quality and credit risk as a result of the merger. These risks also include a number of factors related to the business of NCC and Reunion and the banking business generally, including various risks to stockholders of not receiving dividends; risks to NCC’s ability to pursue growth opportunities; various risks to the price and volatility of NCC’s common stock; NCC’s ability to incur additional financial obligations in the future; risks associated with NCC’s possible pursuit of future acquisitions; economic conditions in NCC’s and Reunion’s current service areas; system failures; losses of large customers; disruptions in relationships with third-party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing banking; high costs of regulatory compliance; the impact of legislation and regulatory changes on the banking industry; and liability and compliance costs regarding banking regulations.

Forward-looking statements made by NCC in this press release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in NCC’s most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available through the website maintained by the SEC at www.sec.gov or by accessing information available at www.nationalbankofcommerce.com. New risks and uncertainties arise from time to time, and it is impossible for NCC to predict these events or how they may affect it or its anticipated results. NCC has no duty to, and does not intend to, update or revise the forward-looking statements in this press release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.